Exhibit 10.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

BY AND AMONG

OKMIN RESOURCES, INC.

BPCAP MERGER SUB, INC.

AND

BEVPOINT CAPITAL LP

Dated as of January 29, 2026

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of January 29, 2026, by and among OKMIN RESOURCES, INC., a Nevada corporation (“Acquiror”), BPCAP MERGER SUB, INC., a Nevada corporation and wholly-owned subsidiary of Acquiror (“Merger Sub”), and BEVPOINT CAPITAL LP, a Florida limited partnership (the “Company”).

R E C I T A L S :

WHEREAS, the Company is the owner and operator of AIB RESTAURANT HOLDINGS, LLC d/b/a American Icon Brewery and intends to acquire similar businesses;

WHEREAS, Acquiror, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) pursuant to this Agreement and in accordance with the Nevada Revised Statutes 92A.010 et seq. (“Nevada Law”) and the Florida Revised Uniform Limited Partnership Act (Chapter 620, Florida Statutes); and

WHEREAS, the general partner of the Company has determined that the Merger is consistent with and in furtherance of the long term business strategy of the Company and is fair to, and in the best interest of, the Company and its partners and has approved and adopted this Agreement and the transactions contemplated thereby, and recommended approval and adoption of this Agreement by the partners of the Company to the extent required by the Company's Limited Partnership Agreement and applicable law; and

WHEREAS, it is intended that for federal income tax purposes the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”), and that for accounting purposes the Merger will be treated as a purchase.

NOW THEREFORE, in consideration of the foregoing and the mutual benefits to be derived from this Agreement and the representations, warranties, covenants, agreements, conditions and promises contained herein, the parties hereby agree as follows:

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Article I.

MERGER

Section 1.1. The Merger. In accordance with the provisions of, and subject to the terms and conditions of, this Agreement, at the Effective Time (defined below), Merger Sub shall be merged with and into the Company (the “Merger”), and the Merger Sub shall continue as the surviving entity of the Merger (the “Surviving Entity”) and shall change its name to BEVPT Operations Inc. Merger Sub and the Company are sometimes herein referred to as the “Constituent Corporations”.

Section 1.2. The Effective Time of the Merger. Subject to the provisions of this Agreement and Florida and Nevada Law, articles of merger with respect to the Merger shall be executed, delivered and filed with the Secretary of State of the State of Nevada and a certificate of merger shall be filed with the Secretary of State of the State of Florida by each of the Constituent Entities, as applicable, on the Closing Date (as hereinafter defined). The parties acknowledge that the Merger shall be governed by Nevada law as the law of the surviving entity's jurisdiction. The Merger shall become effective on the date and time of such filing (the “Effective Time”).

Section 1.3. Effect of Merger. At the Effective Time, the separate existence of the Company shall cease, and the Company shall be merged with and into the Merger Sub, and the Surviving Entity shall possess all of the rights, privileges, powers and franchises as well of a public as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Entities and shall have such other effects as provided by Nevada Law and Florida law.

Section 1.4. Articles and By-Laws of Surviving Corporation. From and after the Effective Time: (a) the Articles of Incorporation of Merger Sub, as they exist immediately prior to the Effective Time (or as amended at the Effective Time as Acquiror may determine), shall be the Articles of the Surviving Entity; (b) the by-laws of Merger Sub, as they exist immediately prior to the Effective Time (or as amended at the Effective Time as Acquiror may determine), shall be the by-laws of the Surviving Entity, unless and until altered, amended or repealed as provided in the Articles or such by-laws; and (c) the directors and officers of Merger Sub shall be the directors and officers of the Surviving Entity, unless and until removed, or until their respective terms of office shall have expired, in accordance with the Articles and the by-laws of the Surviving Entity, as applicable.

Section 1.5. Taking of Necessary Action. Prior to the Effective Time, the parties hereto shall do or cause to be done all such acts and things as may be necessary or appropriate in order to effectuate the Merger as expeditiously as reasonably practicable, in accordance with this Agreement.

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Article II.

CONVERSION AND EXCHANGE OF SECURITIES

Section 2.1. Company Interests

(a) Effect of Share Conversion (Company Interest). At the Effective Time, all of the interests in the capital of the Company (“Company Interests”), issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive an aggregate of 220,000,000 shares of common stock, par value $0.0001 per share, of Acquiror (“Acquiror Common Stock”), subject to the allocation among the holders of Company Interests as set forth on Schedule 2.1(a).

(b) No Further Rights in Company Interests. On and after the Effective Time, holders of Company Interests shall cease to have any rights as partners of the Company, except the right to receive the consideration set forth in this Article II.

Section 2.2. Exchange of Certificates.

(a) Exchange at Closing. At Closing upon performance by the Company of the obligations set forth in Section 6.1, and upon performance by the Acquiror of the obligations set forth in Section 6.2, the Acquiror shall cause the Acquiror Common Stock to be distributed to the holders of the Company interests as set forth in Section 2.1(a).

(b) Closing of the Company’s Stock Transfer Books. At or after the Effective Time, there shall be no transfers on the transfer books of the Company of the Company Interests that were outstanding immediately prior to the Effective Time.

(c) Effect of Escheat Laws. Neither the Acquiror, the Surviving Corporation, nor any other party hereto shall be liable to a holder of a Company Interest for any consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

(d) Risk of Loss. The risk of loss with respect to any shares of Acquiror to be delivered to Escrow Agent hereunder shall pass, only upon physical delivery of the shares to the Escrow Agent.

Section 2.3. Payment of Existing Company Debt. Acquiror shall issue a convertible Promissory Note in the original principal amount of $280,000 in favor of Chris Sellers with a conversion price of $0.04 per share. The form of such Promissory Note is attached hereto as Exhibit B and shall include customary terms including maturity date, interest rate, conversion mechanics, and events of default.

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Section 2.4. Earnout. Upon Acquiror or the Surviving Entity reaching the following milestones, the holders of Company Interests as set forth on Schedule 2.4 shall be entitled to distributions of Acquiror Common Stock as set forth below. For purposes of this Section 2.4, revenue and EBITDA shall be calculated on a consolidated basis for Acquiror and all of its subsidiaries (including the Surviving Entity) in accordance with GAAP:

Milestone	Number of Shares
Upon reaching $10 million revenue	75,000,000
Upon reaching $1 million EBITDA	75,000,000
Upon reaching $20 million revenue	75,000,000
Upon reaching $2 million EBITDA	75,000,000

All share amounts will be adjusted proportionately for any stock splits, stock dividends, recapitalizations, or similar events affecting Acquiror Common Stock occurring after the Closing Date and prior to the achievement of each milestone. The determination of whether milestones have been achieved shall be made by Acquiror's independent auditors in accordance with GAAP, applied consistently with past practice, and such determination shall be binding on all parties absent manifest error. Acquiror shall provide written notice to the holders of Company Interests within thirty (30) days of achieving each milestone, and shall issue the applicable shares within sixty (60) days thereafter.

Section 2.5. Stock Legends. All shares of Acquiror Common Stock (including any Acquiror Preferred Stock) of all types and classes to be issued in the Merger or upon achievement of earnout milestones shall be characterized as "restricted securities" under the Securities Act of 1933, as amended (the “Securities Act”), and each certificate representing any of such shares shall bear a legend identical or similar in effect to the following legend (together with any other legend or legends required by applicable state securities laws or otherwise):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND MAY NOT BE OFFERED, SOLD, OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT REGISTRATION IS NOT REQUIRED.

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Article III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company makes the following representations and warranties to Acquiror, each of which shall be deemed material (and Acquiror, in executing, delivering and consummating this Agreement, has relied and will rely upon the correctness and completeness of each of such representations and warranties):

Section 3.1. Organization, Good Standing and Qualification of Company; Articles and By-Laws. The Company is a limited partnership duly organized and validly existing under the laws of the Florida and is in good standing under such laws and has requisite power and authority to own properties owned by it and to conduct business as being conducted by it, except where the failure to be existing and in good standing or have such power would not have a Company Material Adverse Effect (as defined herein). The Company is qualified to do business as a foreign corporation in all jurisdictions in which its ownership of property or activities might require its qualification to do business as a foreign corporation, except where the failure to be so qualified would not have a Company Material Adverse Effect. The Company has made available to Acquiror or representatives of Acquiror true, correct and complete copies of its Articles and by-laws, each as amended to date. As used in this Agreement, “Company Material Adverse Effect” means any material adverse change in, or material adverse effect on, the business, financial condition or operations of the Company, taken as a whole which would prevent the Company from operating in substantially the same manner as presently or involves more than $10,000.

Section 3.2. Power of Company. The Company has all requisite limited partnership power and authority to execute and deliver this Agreement, to carry out and perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated herein have been duly and validly authorized by the Board of Directors of the Company. Except for obtaining the approval of its stockholders, no further corporate authorization is necessary on the part of the Company to consummate the transactions contemplated hereby.

Section 3.3. Subsidiary. Except for the Company’s subsidiaries set forth on Schedule 3.3 hereto the Company does not directly or indirectly own of record or beneficially any other capital stock or equity interest or investment in any corporation, association or business entity.

Section 3.4. Capitalization. Schedule 3.4 sets forth all of the holders and ownership held, as of the date of this Agreement, of the Company Interests. All the issued and outstanding Company Interests have been duly authorized and validly issued, are fully paid and nonassessable. Except as set forth in Schedule 3.4, as of the date hereof, the Company does not have outstanding any options to purchase, or any preemptive rights or other rights to subscribe for or to purchase, any securities or obligations convertible into, or any contracts or commitments to issue or sell, interests in the Company or any such options, rights, convertible securities or obligations. Except as set forth in Schedule 3.4, there are no existing voting trusts or similar agreements to which the Company is a party with respect to the voting of the interests of the Company. The Company holds no shares of its capital stock in its treasury. All dividends and distributions of any nature with respect to any capital stock of the Company, declared or set aside prior to the Closing, have been paid.

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Section 3.5. Valid and Binding Agreement of Company. Assuming this Agreement constitutes the valid and binding obligation of the other parties hereto and subject to the adoption of this Agreement by the Company’s stockholders, this Agreement, when executed and delivered by the Company, constitutes or will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (a) applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting enforcement of creditors’ rights generally; and (b) equitable defenses and to the discretion of the court before which any proceedings seeking the remedy of specific performance and injunctive and other forms of equitable relief may be brought.

Section 3.6. No Breach of Statute or Contract. Except for matters specifically described on Schedule 3.6, neither the execution, delivery and performance of this Agreement by the Company nor compliance with the terms and provisions of this Agreement on the part of the Company will: (i) violate any provision of the Company’s Articles, by-laws or any other organizational documents of the Company, as amended; (ii) require of the Company the issuance of any authorization, license, consent or approval of or require notice to or filing with, any federal or state governmental agency; or (iii) conflict with, result in the breach or violation of, or constitute, either by itself or upon notice or the passage of time or both a default under any mortgage, indenture, agreement, permit, deed of trust, lease, franchise, license or instrument to which the Company is a party or by which it or any of its properties is bound, or any judgment, decree, order, rule or regulation or other restriction of any court or any regulatory body, administrative agency or other governmental body applicable to the Company or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company pursuant to any such term.

Section 3.7. Financial Information. The Company has prepared true and complete copies of its unaudited financial statements for the period ended September 30, 2025 (the “Company Financial Statements,” a copy of which is attached as Exhibit A). Except as noted therein, the Company Financial Statements fairly present, in all material respects, the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended subject, to normal year end or month end adjustments.

Section 3.8. Absence of Undisclosed Liabilities. Schedule 3.8 sets forth all debts, liabilities or obligations, contingent or absolute (“Liabilities”), of the Company, and the payment arrangements with each of the creditors for such Liabilities, except for liabilities or obligations (i) disclosed on the Company Financial Statements, (ii) not required under generally accepted accounting principles to be disclosed on the Company Financial Statements, and (iii) which would not have a Company Material Adverse Effect.

Section 3.9. Absence of Certain Changes. Except as disclosed on Schedule 3.9, since September 30, 2025 the Company has not: (a) suffered any change constituting a Company Material Adverse Effect; (b) amended its Articles or by-laws; (c) split, combined or reclassified Company Interests; (d) declared or set aside or paid any dividend or other distribution with respect to Company Interests; (e) materially changed the Company’s accounting principles, practices or methods; or (f) conducted any transaction or activity other than in the ordinary course of business.

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Section 3.10.   Taxes. Except as set forth on Schedule 3.10:

(a) The Company has filed all Tax Returns (as hereinafter defined) that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes (as hereinafter defined) owed by the Company (whether or not shown on any Tax Return and whether or not any Tax Return was required) have been paid except for taxes not yet due and payable. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. There are no liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax, except for liens for Taxes not yet due.

(b) The Company shall not be required to include in a taxable period ending after the Closing Date taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code (as hereinafter defined) or any comparable provision of state, local or foreign tax law. No issue relating to Taxes has been raised in writing by a taxing authority during any pending audit or examination, and no issue relating to Taxes was raised in writing by a taxing authority in any completed audit or examination, that reasonably can be expected to recur in a later taxable period.

(c) Except for limitations imposed by Sections 382 through 384 of the Code and analogous provisions of state tax law, the Merger will not result in any Tax liability to the Company or result in a reduction of the amount of any net operating loss, net operating loss carryover, net capital loss, net capital loss carryover, Tax credit, Tax credit carryover, excess charitable contribution or basis of property that otherwise would be available to the Company by reason or as a result of deferred intercompany transactions, excess loss accounts, or otherwise.

Section 3.11.   Contracts; Insurance. Except as set forth in Schedule 3.11, the Company has no other currently existing contract, obligation, agreement, plan, arrangement, commitment or the like of any material nature regarding the following:

(a) Employment, bonus or consulting agreements, pension, profit sharing, deferred compensation, stock bonus, retirement, stock option, stock purchase, phantom stock or similar plans, including agreements evidencing rights to purchase securities of the Company, and agreements among stockholders and the Company;

(b) Loan or other agreements, notes, indenture, or instruments relating to or evidencing indebtedness for borrowed money, or mortgaging, pledging or granting or creating a lien or security interest or other encumbrance on any of the Company’s property or any agreement or instrument evidencing any guaranty by the Company of payment or performance by any other person;

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(c) Agreements with dealers, sales representatives, brokers or other distributors, jobbers, advertisers or sales agencies;

(d) Agreements with any labor union or collective bargaining organization or other labor agreements;

(e) Contracts or series of contracts with the same person for the furnishing or purchase of machinery, equipment, goods or services, including without limitation agreements with processors and subcontractors;

(f) Joint venture contracts or arrangements or other agreements involving a sharing of profits or expenses to which the Company is a party;

(g) Agreements limiting the freedom of the Company to compete in any line of business or in any geographic area or with any person;

(h) Agreements providing for disposition of the business, assets or shares of the Company, agreements of merger or consolidation to which the Company is a party or letters of intent with respect to the foregoing;

(i) Letters of intent or agreements with respect to the Merger of the business, assets or shares of any other business;

(j) Insurance policies; and

(k) Leases for real or personal property.

Each of the material contracts, agreements and understandings set forth in Schedule 3.11 is in full force and effect, except where the failure to be in full force and effect would not have a Company Material Adverse Effect against the Company. Except as set forth on Schedule 3.14, to the knowledge of the Company, there are no existing defaults by the Company thereunder, which default would result in a Company Material Adverse Effect and the other parties are not in default of any of the material contracts, agreements and understandings.

Section 3.12.   Litigation. Except as set forth on Schedule 3.12, there is neither pending nor, to the Company’s knowledge, threatened any legal or governmental action, suit, investigation, proceeding or claim, to which the Company is or may be named as a party by or before any court, governmental or regulatory authority or by any third party that is reasonably likely to have a Company Material Adverse Effect. The Company is not a party or subject to the provisions of any material injunction, judgment, decree, or order of any court, regulatory body, administrative agency or other governmental body. For purposes of this Agreement, “Company’s knowledge” or “known to Company” means knowledge of any of the following officers, directors or senior management of the Company.

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Section 3.13.   Title to Properties; Liens and Encumbrances. The Company has good and valid title in all property and assets recorded on the Company Financial Statements, free from all mortgages, pledges, liens, security interests, conditional sale agreements, encumbrances or charges. The Company owns or has adequate rights to use all such properties or assets as are necessary to its operations as now conducted.

Section 3.14.   Compliance. The Company is not in violation of any term of its Limited Partnership Agreement, as amended. Except as set forth on Schedule 3.14, to the Company’s knowledge, the Company is not in violation of or default under any provision of: (a) any mortgage, indenture, contract, agreement, license, deed of trust, lease, franchise, permit or other instrument to which it is a party or by which it or any of its properties are bound and there does not exist any state of facts which constitutes an event of default or which, with notice or lapse of time or both, would constitute an event of default; or (b) any judgment, decree, order, statute, rule or regulation to which the Company is subject to, but excluding from the foregoing clauses (a) and (b), defaults or violations which would not have a Company Material Adverse Effect or which become applicable as a result of the business or activities in which Acquiror or Merger Sub is or proposes to be engaged or as a result of any acts or omissions by, or the status of any facts pertaining to, Acquiror or Merger Sub.

Section 3.15.   Compliance with Environmental Laws. The Company is in material compliance with all applicable statutes, laws and regulations relating to the protection of the environment or occupational health and safety except for non-compliance which would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has not received any notice (written or oral) of, and is not the subject of, any actions, claims, investigations, demands or notices alleging liability under or non-compliance with any laws relating to the protection of the environment or occupational health and safety which would, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.16.   Brokers or Finders. The Company represents and warrants, as to itself and its Affiliates, that, except as set forth on Schedule 3.16, no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers’ or finder’s fee, advisory fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement. The Company agrees to indemnify and hold harmless the Acquiror and Merger Sub from any claims for such fees arising from persons claiming to have been engaged by the Company or its Affiliates. The Acquiror agrees to indemnify and hold harmless the Company from any claims for such fees arising from persons claiming to have been engaged by the Acquiror, Merger Sub, or their respective Affiliates.

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Section 3.17.   Permits and Licenses. Schedule 3.17 sets forth all permits, licenses, orders, franchises and approvals from all federal, state, local and foreign governmental regulatory bodies held by the Company. The Company has all material permits, licenses, orders, franchises and approvals of all federal, state, local and foreign governmental or regulatory bodies necessary for the conduct of its business as currently conducted and such permits, licenses, orders, franchises and approvals are in full force and effect, and no suspension or cancellation of any of such other permits, licenses, etc. is pending or to the knowledge of the Company threatened; and the Company is in compliance in all material respects with all requirements, standards and procedures of the federal, state, local and foreign governmental bodies which have issued such permits, licenses, orders, franchises and approvals.

Section 3.18.   Banking Arrangements. Schedule 3.18 sets forth the name of each bank in or with which the Company has an account, credit line or safety deposit box, and a brief description of each such account, credit line or safety deposit box, including the names of all persons currently authorized to draw thereon or having access thereto; and the names of all persons, if any, now holding powers of attorney from the Company and a summary statement of the terms thereof.

Section 3.19.   Interest in Assets. Neither the stockholders of Company nor any Affiliate(s) of the stockholders nor anyone else other than Company owns any property or rights, tangible or intangible, used in or related, directly or indirectly, to the business of the Company.

Section 3.20.   Employee Benefit Plans. Other than as set forth on Schedule 3.20: (a) there are no “employee pension benefit plans” (within the meaning of Section 3(2)(A) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) or "employee welfare benefit plans" (within the meaning of Section 3(1) of ERISA) (collectively, the “Employee Benefit Plans”) maintained by the Company; and (b) the Company does not have any policies or plans, whether written or not, that provide for vacation benefits, severance benefits, leave rights, bonuses, commissions, or other compensation or benefits to its employees, consultants, or independent contractors. There are no outstanding liabilities of the Company to the Pension Plans, and the Company knows of no potential liabilities in connection therewith. There are no actions, suits or claims, other than for benefits in the normal course, pending or to the knowledge of the Company threatened, and the Company has no knowledge of any facts which could give rise to any actions, suits or claims, against any of the Pension Plans, or against the Company which might subject the Company to any material liability.

Section 3.21.   Labor Discussions. The Company is not, and nor has it ever been, a party to any agreement, collective bargaining or otherwise, with any party regarding the rates of pay or working conditions of any of the Company’s employees, nor obligated under any agreement to recognize or bargain with any labor organization or union, nor involved in any labor discussions with any unit or group seeking to become the bargaining unit for any of its employees.

Section 3.22.   Untrue or Omitted Facts. No representation, warranty or statement by the Company in this Agreement or in any certificate, schedule, or other document delivered by the Company pursuant to this Agreement contains any untrue statement of a material fact or omits to state a fact necessary in order to make such representations, warranties or statements not misleading.

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Article IV.

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

The Acquiror and Merger Sub, make the following representations and warranties to Company, each of which shall be deemed material (and Company, in executing, delivering and consummating this Agreement, has relied and will rely upon the correctness and completeness of each of such representations and warranties):

Section 4.1. Organization, Good Standing and Qualification. Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have an Acquiror Material Adverse Effect (as defined herein). Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have an Acquiror Material Adverse Effect. Acquiror and each of its Subsidiaries (including the Merger Sub) is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have an Acquiror Material Adverse Effect.

As used in this Agreement, “Acquiror Material Adverse Effect” means any change or effect that, individually or in the aggregate with other changes or effects, is or would reasonably be expected to be materially adverse to the business, financial condition, results of operations or assets of Acquiror and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, an Acquiror Material Adverse Effect: (i) changes in general economic, regulatory, or political conditions or the financial, banking, or securities markets in general; (ii) changes generally affecting the industry in which Acquiror operates; (iii) changes in GAAP or applicable law; (iv) the announcement or pendency of the transactions contemplated by this Agreement; or (v) any action taken by Acquiror that is required by this Agreement or taken with the Company's prior written consent.

Section 4.2. Articles of Incorporation and By-Laws. Acquiror has delivered to the Company accurate and complete copies of its Articles and by-laws, including all amendments thereto. There has not been any violation of any provisions of Acquiror’s Articles or its by-laws, and no action has been taken that is inconsistent in any material respect with any resolution adopted by the stockholders, the Board of Directors or any committee of the Board of Directors of Acquiror. Merger Sub has delivered to the Company accurate and complete copies of its Articles and by-laws, including all amendments thereto. There has not been any violation of any of the provisions of Merger Sub’s Articles or by-laws, and no action has been taken that is inconsistent with any resolution adopted by the stockholders, the Board of Directors or any committee of the Board of Directors of Merger Sub.

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Section 4.3. Subsidiary. Acquiror is the sole shareholder of Merger Sub and does not directly or indirectly own of record or beneficially any other capital stock or equity interest or investment in any corporation, association or business entity other than that set forth on Schedule 4.3.

Section 4.4. Capitalization. The authorized capital stock of the Acquiror consists of 750,000,000 shares of common stock having a par value of $.0001 and 50,000,000 shares of preferred stock having a par value of $.0001. Schedule 4.4 sets forth all of the holders and shares held, as of the date of this Agreement, of the Acquiror’s preferred stock issued outstanding and any holders of common stock owning more than 10% thereof. All the issued and outstanding shares of common stock have been duly authorized and validly issued, are fully paid and nonassessable. Except as set forth in Schedule 4.4, as of the date hereof, the Acquiror does not have outstanding any options to purchase, or any preemptive rights or other rights to subscribe for or to purchase, any securities or obligations convertible into, or any contracts or commitments to issue or sell, shares of its capital stock or any such options, rights, convertible securities or obligations. Except as set forth in Schedule 4.4, there are no existing voting trusts or similar agreements to which the Acquiror is a party with respect to the voting of the capital stock of the Acquiror. All dividends and distributions of any nature with respect to any capital stock of the Acquiror, declared or set aside prior to the Closing, have been paid. The Acquiror represents that the total number of shares issued and outstanding of Acquiror Common Stock prior to Closing combined with the total number of authorized but unexercised options, warrants, and other rights to acquire shares of Acquiror Common Stock prior to Closing do not exceed 176,000,000 shares and the Acquiror does not have any commitments to issue shares in addition to that number of shares other than those shares of Acquiror Common Stock to be issued pursuant to the Merger and pursuant to the convertible debt notes specifically identified on Schedule 4.4.

Section 4.5. Corporate Authority; Binding Nature of Agreement. Acquiror and Merger Sub each has all requisite corporate power and authority to execute and deliver this Agreement, to carry out and perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Acquiror and Merger Sub of this Agreement and the consummation of the transactions contemplated herein have been duly and validly authorized by their respective Board of Directors. Except as set forth in Section 6.1(d) to take place prior to the Closing Date, no further corporate authorization or approval is necessary on the part of Acquiror or Merger Sub to consummate the transactions contemplated hereby. Assuming this Agreement constitutes the valid and binding obligation of the other parties hereto, this Agreement, when executed and delivered by Acquiror and Merger Sub, constitutes or will constitute the legal, valid and binding obligation of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms, subject to: (a) applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting enforcement of creditors’ rights generally; and (b) equitable defenses and to the discretion of the court before which any proceedings seeking the remedy of specific performance and injunctive and other forms of equitable relief may be brought.

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Section 4.6. No Breach of Statute or Contract. Except for: (a) matters set forth in Schedule 4.6; (b) the filing of the Articles of Merger; (c) applicable requirements under corporation or “blue sky” laws of various states; and (d) matters specifically described in this Agreement, neither the execution, delivery and performance of this Agreement by Acquiror and Merger Sub, nor compliance with the terms and provisions of this Agreement on the part of Acquiror and Merger Sub will: (i) violate any provision of Acquiror’s and Merger Sub’s Articles, by-laws or any other organizational documents of Acquiror and Merger Sub, as amended; (ii) require the issuance of any authorization, license, consent or approval of or require notice to or filing with, any federal or state governmental agency; or (iii) conflict with, result in the breach or violation of, or constitute, either by itself or upon notice or the passage of time or both a default under any mortgage, indenture, agreement, permit, deed of trust, lease, franchise, license or instrument to which either Acquiror or Merger Sub is a party or by which either of them or any of their properties are bound, or any judgment, decree, order, rule or regulation or other restriction of any court or any regulatory body, administrative agency or other governmental body applicable to Acquiror or Merger Sub or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Acquiror or Merger pursuant to any such term, except in the case of clauses (ii) or (iii) for such violations, breaches or defaults which, or authorizations, licenses, consents, approvals, notices or filings the failure of which to obtain or make, (x) would not have an Acquiror Material Adverse Effect or would not materially adversely affect the ability of Acquiror or Merger Sub to consummate the transactions contemplated by this Agreement, or (y) would become applicable as a result of the business or activities in which the Acquiror or Merger Sub is or proposes to be engaged or as a result of any acts or omissions by, or the status of any facts pertaining to, the Acquiror or Merger Sub.

Section 4.7.

(a) SEC Reports. Since June 30, 2024, the Acquiror has filed all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC, each of which when filed, and if applicable, as finally supplemented, modified or amended, complied as of its respective filing date with the then applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”) (such documents, together with all information incorporated therein by reference, the “Acquiror SEC Reports”). None of the Acquiror SEC Reports, including any financial statements or schedules included or incorporated by reference therein, at the time filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the extent not available on the SEC website, the Acquiror has made available to the Company complete and correct copies of the Acquiror SEC Reports. The Acquiror will file prior to the Effective Time all reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC prior to such time. No Subsidiary of the Acquiror is required to file or furnish any forms, reports, statements, schedules or other documents with or to the SEC.

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(b) The Acquiror has provided to the Company copies of all comment letters received by the Acquiror from the SEC since June 30, 2024. As of the date of this Agreement, (i) there are no outstanding or unresolved comments in any such comment letters received by the Acquiror from the SEC; and (ii) none of the Acquiror SEC Reports is subject to ongoing SEC review.

(c) No executive officer of the Acquiror has failed in any respect to make the certifications required of such officer under Rule 13a-14 or 15d-14 under the Exchange Act and under Section 302 or 906 of the Sarbanes-Oxley Act with respect to the Acquiror SEC Reports. Each such certification when filed was true and accurate and complied with the applicable requirements of the Sarbanes-Oxley Act.

Section 4.8. Financial Information.

(a) The audited and unaudited consolidated financial statements (including the related notes thereto) of the Acquiror included or incorporated by reference in the Acquiror SEC Reports (“Acquiror Financial Statements”):

(1)   fairly present the consolidated financial position of the Acquiror and its Subsidiaries as of their respective dates, and the consolidated income, stockholders’ equity, results of operations and changes in consolidated financial position or cash flows for the periods presented therein (except as may be set forth therein or in the notes thereto); and

(2)   were prepared in accordance with GAAP throughout the periods involved (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments set forth therein including the notes thereto). All of the Company's Subsidiaries are consolidated for accounting purposes.

(b) Other than as disclosed in the Acquiror SEC Reports, the Acquiror’s system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) is designed and maintained to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that receipts and expenditures are executed in accordance with the authorization of management and directors of the Acquiror, and (iii) that any unauthorized use, acquisition or disposition of the Acquiror 's assets that would materially affect the Acquiror financial statements would be detected in a timely manner or prevented. Since June 30, 2025, the Acquiror has not disclosed to the Acquiror 's auditors or the audit committee of the Acquiror's board of directors and to the Acquiror 's Knowledge there are not any “significant deficiencies” or “material weaknesses” in the design or operation of the Acquiror's internal control over financial reporting that are reasonably likely to adversely affect in any material respect the Acquiror's ability to record, process, summarize and report financial information. Since June 30, 2025 there has not been any fraud, whether or not material, that involves management or other employees who have a significant role in the Acquiror's internal controls over financial reporting. Neither the Acquiror nor any of the Subsidiaries is a party to, or has any commitment to become a party to, any “off balance sheet arrangements” that would be required to be disclosed under Item 303(a) of Regulation S-K promulgated by the SEC.

(c) Other than as disclosed in the Acquiror SEC Reports, the Acquiror maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) as required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act that are reasonably designed to ensure that (i) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC, and (ii) all such information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports. None of the Acquiror or any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act.

(d) Since June 30, 2025, the Acquiror and its officers and directors have been in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated by the SEC thereunder.

(e) Except as set forth on Section 4.8(e) of the Acquiror Disclosure Letter, there is no liability, debt, or legally binding commitment or obligation of any nature whatsoever, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable or otherwise (any such liability, debt or legally binding commitment or obligation, a “Liability”) of the nature required to be disclosed in a balance sheet prepared in accordance with GAAP, against the Acquiror or any of its Subsidiaries, and whether or not required to be disclosed, or any other fact or circumstance that would reasonably be likely to result in any claims against, or any obligations or Liabilities of, the Acquiror or any of its Subsidiaries, except for Liabilities and obligations (a) reflected or reserved for on the Acquiror Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Acquiror Financial Statements in the ordinary course of the operation of business of the Acquiror and its Subsidiaries, or (c) under any Company Material Contract set forth on Schedule 4.8(e) of the Company Disclosure Letter or not required to be disclosed in the schedules (other than any such liability, debt or obligation resulting from a breach or a default thereunder).

Section 4.9. Issuance of Acquiror Stock. The issuance and delivery by Acquiror of shares of Acquiror Stock in connection with the Merger and this Agreement have been duly and validly authorized by all necessary action on the part of Acquiror. The shares of Acquiror Stock to be issued in connection with the Merger and this Agreement, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable.

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Section 4.10.   Brokers or Finders. Acquiror represents, as to itself, its Subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers’ or finder’s fee, advisory fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

Section 4.11.   Consents. Acquiror’s and Merger Sub’s execution and delivery of this Agreement does not, and Acquiror’s and Merger Sub’s performance of this Agreement and the consummation of the transaction contemplated hereby will not require any filing to or receipt of any material consent from any person except for: (a) as set forth in Section 6.1(d); (b) applicable requirements of the 1933 Act, as amended; (c) state securities or “Blue Sky” laws; and (d) the filing of Articles of Merger as required by the Nevada Law.

Section 4.12.   Litigation. Except as set forth on Schedule 4.12, there is neither pending nor, to the Acquiror’s knowledge, threatened any legal or governmental action, suit, investigation, proceeding or claim, to which the Acquiror is or may be named as a party by or before any court, governmental or regulatory authority or by any third party that is reasonably likely to have an “Acquiror Material Adverse Effect”. The Acquiror is not a party or subject to the provisions of any material injunction, judgment, decree, or order of any court, regulatory body, administrative agency or other governmental body. For purposes of this Agreement, “Acquiror’s knowledge” or “known to Acquiror” means knowledge of any of the officers, directors or senior management of the Acquiror.

Section 4.13.   Absence of Undisclosed Liabilities. All Liabilities are disclosed on its SEC filings, except: (i) those not required under generally accepted accounting principles to be disclosed on the SEC filings, (ii) those which would not have an Acquiror Material Adverse Effect, and (iii) those which arose in the ordinary course of business subsequent to the Acquiror’s latest financial Statements.

Section 4.14.   Absence of Certain Changes. Except as disclosed on Schedule 4.14, since its last posted Financial Statements, Acquiror has not: (a) suffered any change constituting an Acquiror Material Adverse Effect; (b) amended its Articles or by-laws; (c) split, combined or reclassified Acquiror Common Stock; (d) declared or set aside or paid any dividend or other distribution with respect to Acquiror Common Stock; (e) materially changed Acquiror’s accounting principles, practices or methods; or (f) conducted any transaction or activity other than in the ordinary course of business.

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Section 4.15.   Taxes. Except as set forth on Schedule 4.15:

(a) The Acquiror has filed all Tax Returns (as hereinafter defined) that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes (as hereinafter defined) owed by the Acquiror (whether or not shown on any Tax Return and whether or not any Tax Return was required) have been paid except for taxes not yet due and payable. The Acquiror has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. There are no liens on any of the assets of the Acquiror that arose in connection with any failure (or alleged failure) to pay any Tax, except for liens for Taxes not yet due.

(b) The Acquiror is not a party to any Tax allocation or sharing agreement. The Acquiror (i) has not been a member of an Affiliated Group (as hereinafter defined) filing a consolidated Federal income Tax Return and (ii) has no liability for the Taxes of any Person (as hereinafter defined) under Treasury regulation section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(c) The Acquiror shall not be required to include in a taxable period ending after the Closing Date taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code (as hereinafter defined) or any comparable provision of state, local or foreign tax law. No issue relating to Taxes has been raised in writing by a taxing authority during any pending audit or examination, and no issue relating to Taxes was raised in writing by a taxing authority in any completed audit or examination, that reasonably can be expected to recur in a later taxable period.

(d) Except for limitations imposed by Sections 382 through 384 of the Code and analogous provisions of state tax law, the Merger will not result in any Tax liability to the Acquiror or result in a reduction of the amount of any net operating loss, net operating loss carryover, net capital loss, net capital loss carryover, Tax credit, Tax credit carryover, excess charitable contribution or basis of property that otherwise would be available to the Acquiror by reason or as a result of deferred intercompany transactions, excess loss accounts, or otherwise.

(e) The Acquiror has not filed a consent under Section 341(f) of the Code concerning collapsible corporations. The Acquiror has not made any payments, is not obligated to make any payments and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code. The Acquiror has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

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(f) The Acquiror is not an S corporation (within the meaning of Section 1361(a)(1) of the Code). All material elections with respect to Taxes affecting the Acquiror are disclosed or attached to a Tax Return of the Acquiror.

(g) As used in this Agreement, “Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign law; “Code” means the Internal Revenue Code of 1986, as amended; “Acquiror” means Okmin Resources, Inc. and any corporation that is, as of the date of this Agreement, a subsidiary of Okmin Resources, Inc. “Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof); “Tax” means any Federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including Taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other Tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, and “Taxes” means any or all of the foregoing collectively; and “Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

Section 4.16.   Contracts; Insurance. Except as set forth in Schedule 4.16, the Acquiror has no other currently existing contract, obligation, agreement, plan, arrangement, commitment or the like of any material nature regarding the following:

(a) Employment, bonus or consulting agreements, pension, profit sharing, deferred compensation, stock bonus, retirement, stock option, stock purchase, phantom stock or similar plans, including agreements evidencing rights to purchase securities of the Acquiror, and agreements among stockholders and the Acquiror;

(b) Loan or other agreements, notes, indenture, or instruments relating to or evidencing indebtedness for borrowed money, or mortgaging, pledging or granting or creating a lien or security interest or other encumbrance on any of the Acquiror’s property or any agreement or instrument evidencing any guaranty by the Acquiror of payment or performance by any other person;

(c) Agreements with dealers, sales representatives, brokers or other distributors, jobbers, advertisers or sales agencies;

(d) Agreements with any labor union or collective bargaining organization or other labor agreements;

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(e) Contracts or series of contracts with the same person for the furnishing or purchase of machinery, equipment, goods or services, including without limitation agreements with processors and subcontractors;

(f) Joint venture contracts or arrangements or other agreements involving a sharing of profits or expenses to which the Acquiror is a party;

(g) Agreements limiting the freedom of the Acquiror to compete in any line of business or in any geographic area or with any person;

(h) Agreements providing for disposition of the business, assets or shares of the Acquiror, agreements of merger or consolidation to which the Acquiror is a party or letters of intent with respect to the foregoing;

(a) Letters of intent or agreements with respect to the Merger of the business, assets or shares of any other business;

(i) Insurance policies; and

(b) Leases for real or personal property.

Each of the material contracts, agreements and understandings set forth in Schedule 4.16 is in full force and effect, except where the failure to be in full force and effect would not have an Acquiror Material Adverse Effect. Except as set forth on Schedule 4.16, to the knowledge of the Acquiror, there are no existing defaults by the Acquiror thereunder which would result in an Acquiror Material Adverse Effect, and to the knowledge of the Acquiror, the other parties are not in default of any of the material contracts, agreements and understandings in a manner that would have an Acquiror Material Adverse Effect.

Section 4.17.   Title to Properties; Liens and Encumbrances. Except as set forth in Schedule 4.16, the Acquiror has good and valid title in all property and assets recorded on the Acquiror Financial Statements, free from all mortgages, pledges, liens, security interests, conditional sale agreements, encumbrances or charges, except: (a) as would not have an Acquiror Material Adverse Effect; (b) as shown on the Acquiror Financial Statements or footnotes thereto; or (c) tax, materialmen’s or like liens for obligations not yet due or payable or being contested in good faith by appropriate proceedings. The Acquiror owns or has adequate rights to use all such properties or assets as are necessary to its operations as now conducted.

Section 4.18.   Intellectual Property. Except for such claims, which individually or in the aggregate, would not have an Acquiror Material Adverse Effect, there are no pending or threatened claims of which the Acquiror has been given written notice by any person against their use of any material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names and copyright registrations, patents and all applications therefor which are owned by the Acquiror and used in its operations as currently conducted (the “Acquiror Intellectual Property”). To the Acquiror’s knowledge, the Acquiror has such ownership of or such rights by license, lease or other agreement to the Acquiror Intellectual Property as are necessary to permit it to conduct its operations as currently conducted, except where the failure to have such rights would not have an Acquiror Material Adverse Effect.

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Section 4.19.   Compliance. The Acquiror is not in violation of any term of its Articles or by-laws, as amended. Except as set forth on Schedule 4.19, to the Acquiror’s knowledge, the Acquiror is not in violation of or default under any provision of: (a) any mortgage, indenture, contract, agreement, license, deed of trust, lease, franchise, permit or other instrument to which it is a party or by which it or any of its properties are bound and there does not exist any state of facts which constitutes an event of default or which, with notice or lapse of time or both, would constitute an event of default; or (b) any judgment, decree, order, statute, rule or regulation to which the Acquiror is subject to, but excluding from the foregoing clauses (a) and (b), defaults or violations which would not have an Acquiror Material Adverse Effect or which become applicable as a result of the business or activities in which Company is or proposes to be engaged or as a result of any acts or omissions by, or the status of any facts pertaining to, Company.

Section 4.20.   Compliance with Environmental Laws. To the Acquiror’s knowledge, the Acquiror is in material compliance with all applicable statutes, laws and regulations relating to the protection of the environment or occupational health and safety except for non-compliance which would not, individually or in the aggregate, have an Acquiror Material Adverse Effect. The Acquiror has not received any written notice of, or to the knowledge of the Acquiror, is the subject of, any actions, claims, investigations, demands or notices alleging liability under or non-compliance with any laws relating to the protection of the environment or occupational health and safety which would, individually or in the aggregate, have an Acquiror Material Adverse Effect.

Section 4.21.   Accounts and Notes Receivable. Schedule 4.21 sets forth a true and correct copy of all accounts and notes receivable of the Acquiror as of the date of this Agreement. Except as set forth on Schedule 4.21, all of the accounts and notes receivable were or will have been created in the ordinary course of the Acquiror’s business, from the sale of services or goods, and the Acquiror knows of no valid defense or right of set-off to the rights of the Acquiror to collect such accounts receivable in the full amounts shown.

Section 4.22.   Permits and Licenses. Schedule 4.22 sets forth all permits, licenses, orders, franchises and approvals from all federal, state, local and foreign governmental regulatory bodies held by the Acquiror. The Acquiror has all permits, licenses, orders, franchises and approvals of all federal, state, local and foreign governmental or regulatory bodies, whose failure to be held would have an Acquiror Material Adverse Effect and such permits, licenses, orders, franchises and approvals are in full force and effect, and no suspension or cancellation of any of such other permits, licenses, etc. is pending or to the knowledge of the Acquiror threatened; and the Acquiror is in compliance in all material respects with all requirements, standards and procedures of the federal, state, local and foreign governmental bodies which have issued such permits, licenses, orders, franchises and approvals.

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Section 4.23.   Banking Arrangements. Schedule 4.23 sets forth the name of each bank in or with which the Acquiror has an account, credit line or safety deposit box, and a brief description of each such account, credit line or safety deposit box, including the names of all persons currently authorized to draw thereon or having access thereto; and the names of all persons, if any, now holding powers of attorney from the Acquiror and a summary statement of the terms thereof.

Section 4.24.   Interest in Assets. Neither the stockholders of Acquiror nor any Affiliate(s) of the stockholders nor anyone else other than Acquiror owns any property or rights, tangible or intangible, used in or related, directly or indirectly, to the business of the Acquiror.

Section 4.25.   Employee Benefit Plans. Other than as set forth on Schedule 4.25: (a) there are no “employee pension benefit plans” (within the meaning of Section 3(2)(A) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (collectively, the “Acquiror Pension Plans”) maintained by the Acquiror; and (b) the Acquiror does not have any policies or plans, whether written or not, that provide for vacation benefits, severance benefits, leave rights or other benefits to its employees. There are no outstanding liabilities of the Acquiror to the Acquiror Pension Plans, and the Acquiror knows of no potential liabilities in connection therewith. There are no actions, suits or claims, other than for benefits in the normal course, pending or to the knowledge of the Acquiror threatened, and the Acquiror has no knowledge of any facts which could give rise to any actions, suits or claims, against any of the Acquiror Pension Plans, or against the Acquiror which might subject the Acquiror to any material liability.

Section 4.26.   Labor Discussions. The Acquiror is not, and nor has it ever been, a party to any agreement, collective bargaining or otherwise, with any party regarding the rates of pay or working conditions of any of the Acquiror’s employees, nor obligated under any agreement to recognize or bargain with any labor organization or union, nor involved in any labor discussions with any unit or group seeking to become the bargaining unit for any of its employees.

Section 4.27.   Untrue or Omitted Facts. No representation, warranty or statement by the Acquiror in this Agreement contains any untrue statement of a material fact, or omits or will omit to state a fact necessary in order to make such representations, warranties or statements not materially misleading.

Section 4.28.   Stockholder Approval Requirement. The only vote of the stockholders of the Acquiror required to adopt the plan of merger or exchange (as such term is used in NRS §92A) contained in this Agreement and approve the Merger is the affirmative vote of the holders of not less than a majority of the outstanding shares of the Acquiror Common Stock entitled to vote thereon (the “Acquiror Stockholder Approval”). No other vote of the stockholders of the Acquiror is required by Law, the Acquiror's Articles, or the Acquiror’s bylaws.

Section 4.29.   State Takeover Statutes. The Acquiror has taken all actions necessary to exempt the Merger, this Agreement and the other transactions contemplated by this Agreement from the restrictions on business combinations and voting requirements contained in NRS §78.378 to §78.3793. No other anti-takeover or other similar statute or regulation applies to the Merger, this Agreement, or any of the other transactions contemplated by this Agreement. As of the date of this Agreement, the Acquiror does not have in effect any “poison pill” or shareholder rights plan.

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Article V.

ADDITIONAL AGREEMENTS OF THE PARTIES

The parties hereby further agree that, from and after the Closing:

Section 5.1. Confidentiality. Notwithstanding anything to the contrary contained in this Agreement, and subject to any disclosure requirements which may be imposed upon any party under applicable state or federal securities, antitrust, or other laws, or by court order or other legal process, it is expressly understood and agreed by Acquiror and the Company that: (a) this Agreement, the Schedules and Exhibits hereto, and the conversations, negotiations and transactions relating hereto and/or contemplated hereby; and (b) all financial information, business records and other non-public information concerning Acquiror or the Company which any of the parties or their respective representatives has received or may hereafter receive, shall be maintained in the strictest confidence by the parties and their respective representatives, and shall not be disclosed to any person that is not associated or affiliated with any of the parties and involved in the transactions contemplated hereby, without the prior written approval of Acquiror or the Company, as applicable. The parties hereto shall use their best efforts to avoid disclosure of any of the foregoing or undue disruption of any of the business operations or personnel of Acquiror or the Company. Except for information generally available to the public, in the event that the transactions contemplated hereby shall not be consummated for any reason, each of the parties covenants and agrees that neither it nor its representatives shall retain any documents, lists or other writings which they may have received or obtained in connection herewith or any documents incorporating any of the information contained in any of the same (all of which, and all copies thereof in the possession or control of themselves or their representatives, shall be returned to the original source of the material at issue or destroyed, if certified as to such destruction by an officer of such party). The parties hereto shall be responsible for any damages sustained by reason of their respective breaches of this Section 5.1, and this Section 5.1 may be enforced by injunctive relief.

Section 5.2. Publicity. The initial press releases with respect to the execution of this Agreement shall be acceptable to Acquiror and the Company. Thereafter, so long as this Agreement is in effect, neither the Company nor Acquiror, nor any of their respective Affiliates, shall issue or cause the publication of any press release or public statement with respect to the Merger, this Agreement or the other transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned, or delayed), except as may be required by applicable law, regulation, or stock exchange rule, in which case the party required to make the disclosure shall use reasonable efforts to consult with the other party before making such disclosure.

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Section 5.3. Accounting Cooperation. The Company and Acquiror shall cause any accountants retained by the Company or Acquiror to cooperate in connection with ongoing audit work relating to periods prior to the Closing Date, as required by applicable federal and state securities laws, and other reasonable requirements. Such cooperation shall include, without limitation, providing such assurances, comfort letters and access to work papers as may reasonably be requested by Acquiror or Company and its accountants.

Section 5.4. Further Assurances. From time to time from and after the Closing, the parties shall execute and deliver, or cause to be executed and delivered, any and all such further agreements, certificates and other instruments, and shall take or cause to be taken any and all such further action, as any of the parties may reasonably deem necessary or desirable in order to carry out the intent and purposes of this Agreement.

Section 5.5. Tax Matters. Acquiror and the Company shall use commercially reasonable efforts prior to the Effective Time to cause the Merger to qualify as a tax-free reorganization under Section 368(a)(1) of the Code. The parties hereto shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code, and neither Acquiror, Merger Sub nor the Company shall take any action or fail to take any action prior to or following the Closing that would reasonably be expected to cause the Merger to fail to qualify as a reorganization.

Section 5.6. Advisory Board. After Closing, the Acquiror shall create an Advisory Board and Samuel Naparstek shall be appointed thereto.

Section 5.7. Board Agreement. Immediately after Closing, the Acquiror shall enter into a written agreement with Jonathan Herzog providing that he shall remain as director and chairman of the Acquiror’s Board of Directors with compensation of $5,000 per month for a period of 24 months, subject to his continued service and compliance with applicable director duties.

Article VI.

CONDITIONS

Section 6.1. Conditions to Obligations of Acquiror and Merger Sub. The obligations of Acquiror to consummate the transactions contemplated by this Agreement are further subject to the satisfaction, at or before the Closing Date, of all the following conditions, any one or more of which may be waived in writing by Acquiror:

(a) Accuracy of Representations and Warranties. All representations and warranties made by the Company shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of that date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and accurate (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein), would not have a Company Material Adverse Effect.

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(b) Performance. The Company shall have performed, satisfied and complied with in all material aspects all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company on or before the Closing Date. All of the stockholders of Company shall have surrendered all of their certificates evidencing their shares of stock in Company (or an affidavit and bond in form and content satisfactory to Acquiror if a certificate has been lost or destroyed) at or before Closing.

(c) Certification. Acquiror shall have received a certificate, dated the Closing Date, signed by an officer of the Company certifying that the conditions specified in Section 6.1(a) and Section 6.1(b) above and Section 6.1(i) below, have been fulfilled.

(d) Resolutions and Written Consents. Acquiror shall have received certified resolutions of the Board of Directors of the Company authorizing the Company’s execution, delivery and performance of this Agreement, and all actions to be taken by the Company hereunder. Acquiror shall have also received evidence of the affirmative vote of the holders of not less than a majority of the outstanding interests of the Company authorizing the Company’s execution, delivery and performance of this Agreement, and all actions to be taken by the Company hereunder or minutes of a meeting of stockholders in lieu of a consent of stockholders.

(e) Good Standing Certificates. The Company shall have delivered to Acquiror a certificate issued by the Secretary of State of Florida, evidencing the good standing of the Company in Florida as of a date not more than ten (10) calendar days prior to the Closing Date.

(f) Articles of Merger. Articles of merger with respect to the Merger shall have been executed, delivered and filed as required by Nevada Law by each of the Constituent Corporations on the Closing Date.

(g) Due Diligence. The Acquiror shall in its sole discretion have satisfactorily completed its due diligence of Company.

(h) Stockholder and Investor Agreements. All stockholder agreements and investor agreements relating to the Company shall have been terminated as of the Effective Time.

(i) Cash in Bank. The Company shall have $730,000 in immediately available cash in bank accounts in the Company's name, which cash shall have been contributed by way of a bona fide equity infusion into the Company prior to Closing, and such cash shall not be the result of any loan, advance, or other debt obligation, and shall be free from an encumbrance or restriction.

(j) Stock Purchase. The Company shall have entered into an agreement to purchase 20,000,000 shares of Acquire Common Stock from certain affiliates of the Acquiror simultaneously herewith.

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Section 6.2. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger and the transactions contemplated by this Agreement are further subject to the satisfaction, at or before the Closing Date, of all of the following conditions, any one or more of which may be waived in writing by the Company:

(a) Accuracy of Representations and Warranties. All representations and warranties made by Acquiror and Merger Sub shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of that date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and accurate (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein), would not have a Acquiror Material Adverse Effect.

(b) Performance. Acquiror and Merger Sub shall have performed, satisfied and complied in all material aspects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Acquiror on or before the Closing Date.

(c) Certification. The Company shall have received a certificate, dated the Closing Date, signed by an officer of Acquiror certifying that the conditions specified in Section 6.2(a) and Section 6.2(a) above have been fulfilled.

(d) Resolutions. The Company shall have received certified resolutions of the Board of Directors of Acquiror and Merger Sub and certified resolutions of Acquiror as stockholder of Merger Sub authorizing the Merger and Acquiror’s execution, delivery and performance of this Agreement, and all actions to be taken by Acquiror and Merger Sub hereunder.

(e) Appointments. The Company shall have received certified resolutions of the Board of Directors of Acquiror appointing Chris Sellers as CEO of the Acquiror and Chris Sellers and John F. Giarrante as directors of Acquiror and the current officers and directors shall have tendered their resignations, except Jonathan Herzog shall remain as a director.

(f) Conversion of Shares. Jonathan Herzog shall have converted five million (5,000,000) shares of preferred stock he currently holds into fifty million (50,000,000) shares of Acquiror Common Stock, with a $50,000 conversion price to be offset as a book entry against existing accrued compensation owed to Herzog by Acquiror.

(g) Extinguishment of Accrued Salary Herzog will exchange the remainder of his accrued and unpaid salary for (i) a Convertible Promissory Note in the principal amount of $250,000 with a 3-year term, bearing interest at 2% per annum, and a conversion price of $0.04 per share of Acquiror Common Stock, and (ii) two million (2,000,000) shares of Acquiror Common Stock. The parties acknowledge that Herzog's total accrued and unpaid salary as of the date hereof is $479,250, and that the aggregate value of the consideration provided under this Section 6.2(g), after giving effect to the offset set forth in Section 6.2(f) satisfies such amount.

(h) Articles of Merger. Articles of merger with respect to the Merger shall have been executed, delivered and filed with the Secretary of State of the State of Nevada.

(i) Due Diligence. The Company shall in its sole discretion have satisfactorily completed its due diligence on Acquiror and Merger Sub.

Article VII.

CLOSING

Section 7.1. Place and Date of Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely or at such other location as is agreed to between the parties, at a time mutually agreeable to the parties, or on such date as may be reasonably required to accommodate a satisfaction of the conditions precedent to Closing hereunder (the date of the Closing being referred to in this Agreement as the “Closing Date”) but in no event later than March 31, 2026 (the “Outside Date”) without the prior written consent of all parties.

Section 7.2. Items to be Delivered by the Company. At the Closing, the Company will deliver or cause to be delivered to Acquiror:

(a) The certificate required by Section 6.1(c);

(b) The resolutions required by Section 6.1(d);

(c) The Good Standing Certificates required by Section 6.1(e).

Section 7.3. Items to be Delivered by Acquiror. At the Closing, Acquiror will deliver or cause to be delivered to the Company.

(a) The certificate required by Section 6.2(c);

(b) The resolutions required by Section 6.2(d) and Section 6.2(e).

(c) A convertible Promissory Note in the original principal amount of $280,000 in favor of Chris Sellers with a 3-year term and a conversion price of $.04 per share.

(d) A Convertible Promissory Note in the principal amount of $250,000 in favor of Jonathan Herzog with a 3-year term and a conversion price of $.04 per share

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Article VIII.

SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

Section 8.1. Indemnification by Company. Subject to the limitations set forth in Section 8.5, Company agrees to indemnify, defend and hold harmless Acquiror and Merger Sub from and against any and all losses, damages, claims, costs, expenses, liabilities, and obligations (including reasonable attorneys' fees and costs) arising from or relating to (a) any breach or inaccuracy of any of Company's representations or warranties contained herein or in the documents executed by Company in connection herewith, or (b) any breach or failure to perform any of Company's covenants or agreements contained herein or in the documents executed by Company in connection herewith, in each case regardless of when such claim is asserted, provided that written notice of such claim is provided to Company prior to the expiration of the applicable survival period set forth in Section 8.2.

Section 8.2. Survival. Except as otherwise provided in Section 11.2 of this Agreement, the parties hereto agree that their respective representations and warranties contained in this Agreement shall survive the Closing for a period of one (1) years from the Closing Date, except that (i) representations and warranties related to taxes shall survive for the longer of one (1) year or the applicable statute of limitations plus sixty (60) days, (ii) the Fundamental Representations (as defined below) shall survive indefinitely, and (iii) covenants and agreements shall survive in accordance with their terms or indefinitely if no term is specified. "Fundamental Representations" means the representations and warranties set forth in Sections 3.1 (Organization and Standing), 3.2 (Authority), 3.4 (Capitalization), 4.1 (Organization and Standing), 4.2 (Authority), and 4.4 (Capitalization), (the “Indemnification Period”). To the extent that an Indemnified Party (as defined in the Escrow Agreement) asserts in writing a claim for damages against an Indemnifying Party (as hereinafter defined) prior to the expiration of the Indemnification Period, which claim reasonably identifies the basis for the claims and the amounts of any reasonably ascertainable damages, the Indemnification Period shall be extended for such claim until such claim is resolved, subject to the limitations hereinafter provided.

Section 8.3. Indemnification by Acquiror. Subject to the limitations set forth in Section 8.5, Acquiror agrees to indemnify, defend and hold harmless current holders of Company Interests who will receive shares of Acquiror Common Stock as a result of the consummation and closing of the Merger, from and against any and all losses, damages, claims, costs, expenses, liabilities, and obligations (including reasonable attorneys' fees and costs) arising from or relating to (a) any breach or inaccuracy of any of Acquiror's representations or warranties contained herein or in the documents executed by Acquiror in connection herewith, or (b) any breach or failure to perform any of Acquiror's covenants or agreements contained herein or in the documents executed by Acquiror in connection herewith, in each case regardless of when such claim is asserted, provided that written notice of such claim is provided to Acquiror prior to the expiration of the applicable survival period set forth in Section 8.1.

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Section 8.4. Defense of Claims. Each party entitled to indemnification under this Article VIII (the “Indemnified Party”) agrees to notify the party required to provide indemnification (the “Indemnifying Party”) with reasonable promptness of any claim asserted against it in respect of which the Indemnifying Party may be liable under this Agreement, which notification shall be accompanied by a written statement setting forth the basis of such claim and the manner of calculation thereof. The failure of the Indemnified Party to promptly give notice shall not preclude such Indemnified Party from obtaining indemnification under this Article VIII, except to the extent, and only to the extent, that the Indemnifying Party’s failure materially prejudices the rights or increases the liabilities and obligations of the Indemnifying Party. The Indemnifying Party shall have the right, at its election, to defend any such claim at its own expense with counsel of its choice; provided, however, that: (a) such counsel shall have been approved by the Indemnified Party prior to engagement, which approval shall not be unreasonably withheld or delayed; (b) the Indemnified Party may participate in such defense, if it so chooses with its own counsel and at its own expense; (c) any such defense shall be conducted in a manner which is reasonable and not contrary to the Indemnified Party’s interest; and (d) the Indemnifying Party shall not settle or compromise any claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, if such settlement or compromise (i) does not include a full and unconditional release of the Indemnified Party, (ii) includes any admission of liability or wrongdoing by the Indemnified Party, (iii) imposes any ongoing obligations on the Indemnified Party, or (iv) does not fully indemnify the Indemnified Party for all losses related to such claim. In the event the Indemnifying Party does not undertake to defend or compromise, the Indemnifying Party shall promptly notify the Indemnified Party of its intention not to undertake to defend or compromise the claim.

Section 8.5. Limitations on Indemnification. Notwithstanding anything to the contrary contained in this Agreement, the indemnification obligations of the Company under Section 8.1 and the indemnification obligations of Acquiror under Section 8.3 shall be subject to the following limitations:

(a) Deductible. Neither party shall be required to indemnify the other party unless and until the aggregate amount of all indemnifiable claims exceeds $50,000 (the "Deductible"), in which case the indemnifying party shall be liable only for the amount of such claims in excess of the Deductible.

(b) Cap. The maximum aggregate liability of the Company for indemnification under Section 8.1 and of Acquiror for indemnification under Section 8.3 shall not exceed $500,000 (the “Cap”).

(c) Time Limitation. No claim for indemnification under this Agreement may be made after the expiration of the applicable survival period, except with respect to claims for which notice was given in accordance with this Agreement prior to the expiration of such survival period.

(d) Exclusions. The limitations set forth in this Section 8.5 shall not apply to any claims arising from fraud, willful misconduct, or intentional misrepresentation by the indemnifying party.

(e) Exclusive Remedy. The indemnification provided in this Agreement shall be the sole and exclusive remedy for any breach of this Agreement, other than claims arising from fraud, willful misconduct, or intentional misrepresentation.

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Article IX.

TERMINATION OF AGREEMENT

Section 9.1. Termination. Notwithstanding anything to the contrary contained herein this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval thereof by either Acquiror or the Company has been obtained:

(a) by mutual written agreement of the Company, Parent and Merger Sub, duly authorized by the respective board of directors of each;

(b) by either the Company or Parent, if:

(1)   any court of competent jurisdiction or other Governmental Authority shall have issued an Order, or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 9.1(b)(1) shall have used its reasonable best efforts to contest, appeal and remove such Order; and provided, further, that the right to terminate this Agreement under this Section 9.1(b)(1) shall not be available to any Party if the issuance of such final, non-appealable Order was substantially the result of the failure of such Party to perform any of its obligations under this Agreement;

(2)   the Effective Time shall not have occurred on or before the Outside Date; provided, however, that the right to terminate this Agreement under this Section 9.1(b)(2). shall not be available to any Party whose failure to fulfill in any material respect any covenants and agreements of such Party under this Agreement is a principal cause of the failure of the Merger to be consummated by the Outside Date; or

(3)   the Company Meeting shall have been duly held and completed and the Approval by the General Partner and Limited Partners (the “Company Approval”) shall not have been obtained at that meeting or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement under this Section 9.1(b)(3) shall not be available to the Company if the failure by the Company to perform any of its obligations under this Agreement has been a principal cause of the failure to obtain the Company Approval.

(4)   the Acquiror Stockholder Meeting shall have been duly held and completed and the Acquiror Stockholder Approval shall not have been obtained at that meeting or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement under this Section 9.1(b)(4) shall not be available to Parent if the failure by Parent to perform any of its obligations under this Agreement has been a principal cause of the failure to obtain the Parent Stockholder Approval.

(c) by Acquiror, if:

(1)   the representations and warranties of the Company shall not be true and correct as of the date hereof or shall become not true and correct at any time hereafter or the Company shall have breached or failed to perform any of its covenants or agreements set forth in this Agreement, which failure to be true and correct, breach or failure to perform would give rise to the failure of any of the conditions set forth in Section 6.2(a) or Section 6.2(b), and which failure to be true and correct, breach or failure to perform is not capable of being cured by the Company by the Outside Date or, if capable of being cured, is not cured by the Company within ten (10) days following written notice to the Company but no later than the Outside Date;

(2)   (A) the Company Board shall have failed to approve the Merger and recommend the same to the Company Shareholders; (B) the Company Board changes the aforementioned recommendation; (C) the Company shall have publicly announced its intention to do any of the foregoing; or (D) the Company shall have materially breached any of its obligations under Section 6.2; or

(3)   the Company shall have entered into an Acquisition Agreement with someone other than the Parent or shall have publicly announced its intention to do so;

(d) by the Company, if:

(1)   the representations and warranties of Acquiror and Merger Sub shall not be true and correct or Parent or Merger Sub shall have breached or failed to perform any of its respective covenants or agreements set forth in this Agreement, which failure to be true and correct, breach or failure to perform would give rise to the failure of any of the conditions set forth in Section 6.1(a) or Section 6.1(b), and

27

(2)   such failure to be true and correct, breach or failure to perform is not cured by Acquiror or Merger Sub within ten (10) days following written notice to Acquiror or is by its nature or timing not capable of being cured.

The Party desiring to terminate this Agreement pursuant to Section 9.1(b), Section 9.1(c), or Section 9.1(d) shall give written notice of such termination to the other Party in accordance with Section 10.2, specifying the provision or provisions hereof pursuant to which such termination is effected.

Section 9.2. Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, written notice thereof shall forthwith be given to the other party or parties specifying such termination is being made, and this Agreement shall forthwith become null and void, there shall be no liability on the part of Acquiror, Merger Sub or the Company or their respective directors, officers, employees, stockholders, representatives, agents or advisors, and each party shall be responsible for its own fees and costs.

Article X.

PARTIES

Section 10.1.   Parties in Interest. Nothing in this Agreement, whether expressed or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligations or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement.

Section 10.2.   Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given: (a) on the date of service if served personally or by telecopier on the party to whom notice is to be given, or on the day after the date sent by recognized overnight courier service with all charges prepaid; or (b) three (3) days after being deposited in the United States mail if sent by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

(a)             If to Acquiror and Merger Sub:

Okmin Resources

Attn: Jonathan Herzog

16501 Ventura Blvd.

Suite 400

Encino, CA 91436

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(b)If to the Company:

BevPoint Capital LP

Attn: Chris Sellers

601 21st Street, Suite 300

Vero Beach, FL 32960

with a copy to:

Jonathan D. Leinwand, P.A.

18305 Biscayne Blvd., Suite 200

Aventura, FL 33160

or to such other address as either party shall have specified by notice in writing given to the other party.

Section 10.3.   Affiliates. Wherever used in this Agreement, the term “Affiliate” means, in respect to any person or entity, any other person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the first person or entity.

Article XI.

MISCELLANEOUS

Section 11.1.   Non-Assignability; Binding Effect. Neither this Agreement, nor any of the rights or obligations of the parties hereunder, shall be assignable by any party hereto without the prior written consent of all other parties hereto. Otherwise, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

Section 11.2.   Non-survival of Representations and Warranties. The parties hereto agree that their respective representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing for a period of one (1) year from the Closing Date. This Section 11.2 shall not limit any covenant or agreement contained in this Agreement which by its terms contemplates performance after the Effective Time.

Section 11.3.   Exhibits and Schedules. All exhibits and schedules attached hereto (the “Exhibits”) shall be construed with and deemed an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Any matter disclosed pursuant to the Exhibits shall be deemed to be disclosed for all purposes under this Agreement, and all references to this Agreement herein or in any such Exhibits shall be deemed to refer to and include all such Exhibits.

Section 11.4.   Waiver. No waiver by either party of any default or nonperformance hereunder shall be deemed a waiver of any subsequent default or nonperformance. No waiver shall be effective unless in writing, and signed by the party or parties to which the performance of duty is owed. No delay in the serving of any right or remedy shall constitute a waiver of any right or remedy.

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Section 11.5.   Independent Covenants. The parties agree that each of the covenants and provisions contained in this Agreement shall be deemed severable and construed as independent of any other covenant or provision.

Section 11.6.   Severability. If all or any portion of a covenant or provision in this Agreement is held invalid, unreasonable or unenforceable by a court or agency having valid jurisdiction in an unappealable final decision, the remaining covenants and provisions shall remain valid and enforceable. Both parties expressly agree to be bound by any lesser covenant or provision subsumed within the terms of such covenant or provision that imposes the maximum duty permitted by law, as if the resulting covenant or provision were separately stated in, and made a part of this Agreement.

Section 11.7.   Entire Agreement. This Agreement contains and represents the entire and complete understanding and agreement concerning and in reference to the arrangement between the parties hereto. The parties hereto agree that no prior statements, representations, promises, agreements, instructions, or understandings, written or oral, pertaining to this Agreement, other than those specifically set forth and stated herein, shall be of any force or effect.

Section 11.8.   Modifications and Amendments. This Agreement may not be, and shall not be construed to have been modified, amended, rescinded, canceled, or waived, in whole or in part, except if done so in writing and executed by the parties hereto.

Section 11.9.   Time of Essence. The parties to this Agreement acknowledge and agree that time is of the essence with respect to the consummation of the transactions contemplated by this Agreement.

Section 11.10. Governing Law. The validity, interpretation and enforcement of this Agreement shall be governed by and construed and enforced in accordance with the local laws of the State of Nevada without giving effect to its conflicts of laws provisions, and to the exclusion of the law of any other forum, without regard to the jurisdiction in which any action or special proceeding may be instituted.

Section 11.11. Exclusive Jurisdiction; Venue. EACH PARTY HERETO AGREES TO SUBMIT TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF THE STATE AND/OR FEDERAL COURTS LOCATED IN CLARK COUNTY, NEVADA, FOR RESOLUTION OF ALL DISPUTES ARISING OUT OF, IN CONNECTION WITH, OR BY REASON OF THE INTERPRETATION, CONSTRUCTION, AND ENFORCEMENT OF THIS AGREEMENT, AND HEREBY WAIVES THE CLAIM OR DEFENSE THEREIN THAT SUCH COURTS CONSTITUTE AN INCONVENIENT FORUM.

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Section 11.12. Waiver of Jury Trial. AS A MATERIAL INDUCEMENT FOR EACH PARTY TO ENTER INTO THIS AGREEMENT, EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES ALL RIGHTS TO A TRIAL BY JURY OF ANY AND ALL ISSUES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

Section 11.13. Construction. Each party to this Agreement has had the opportunity to consult with counsel of its choice and make comments concerning this Agreement. No legal or other presumption against the party drafting this Agreement concerning its construction, interpretation or otherwise shall accrue to the benefit of any party to this Agreement and each party expressly waives the right to assert such a presumption in any proceedings or disputes connected with, arising out of, or involving this Agreement.

Section 11.14. Section Headings. The titles to the numbered sections in this Agreement are solely for the convenience of the parties and shall not be used to explain, modify, simplify, or aid in the interpretation of said covenants or provisions set forth herein.

Section 11.15. Counterparts. This Agreement may be executed by each party upon a separate counterpart, and in such case one copy of this Agreement shall consist of enough of such copies to reflect the signature of all of the parties to this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms of this Agreement to produce or account for more than one of such counterparts. Delivery of an executed counterpart of a signature page to this Agreement by electronic transmission (including PDF or facsimile) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 11.16. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their collective mutual intent, and no rule of strict construction shall be applied against any person. The term “including” as used herein shall be by way of example, and shall not be deemed to constitute a limitation of any term or provision contained herein. Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger and Reorganization as of the date first written above.

Acquiror:

OKMIN RESOURCES INC.

By: /s/ Jonathan Herzog

Name: Jonathan Herzog

Title: CEO

Merger Sub:

BPCAP Merger Sub, Inc.

By: /s/ Jonathan Herzog

Name: Jonathan Herzog

Title: CEO

Company:

BEVPOINT CAPITAL LP

     By Bev-Point Group LLC, its General Partner

By: /s/ Chris Sellers

Name: Chris Sellers

Title: Manager

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List of Exhibits and Schedules

ExhibitDescription

Exhibit ACompany Financial Statements

ScheduleDescription

Schedule 2.1(a)Company Shareholders

Schedule 3.3Subsidiary

Schedule 3.4Capitalization

Schedule 3.6No Breach of Statute or Contract

Schedule 3.8Absence of Undisclosed Liabilities

Schedule 3.9Absence of Certain Changes

Schedule 3.10Taxes

Schedule 3.11Contracts; Insurance

Schedule 3.12Litigation

Schedule 3.14Compliance

Schedule 3.16Brokers or Finders

Schedule 3.17Permits and Licenses

Schedule 3.18Banking Arrangements

Schedule 3.20Employee Benefit Plans

Schedule 4.3Subsidiary

Schedule 4.4Capitalization

Schedule 4.6No Breach of Statute or Contract

Schedule 4.11Consents

Schedule 4.12Litigation

Schedule 4.13Undisclosed Liabilities

Schedule 4.14Absence of Certain Changes

Schedule 4.15Taxes

Schedule 4.16Contracts; Insurance

Schedule 4.19Compliance

Schedule 4.21Accounts and Notes Receivable

Schedule 4.22Permits and Licenses

Schedule 4.23Banking Arrangements

Schedule 4.25Employee Benefit Plans

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Exhibit A

Company Financial Statements

Unaudited financial statements for the period from January 1, 2025 through November 30, 2025 are attached.

34

Schedule 2.1(a)

Company Shareholders

First Name	Last Name	Total	%	OKMN Common Shares
Chris	Sellers	436.00	17.44%	38,368,000
Greg	Light	350.00	14.00%	30,800,000
John	Giarrante	175.00	7.00%	15,400,000
Carl	Berry	140.00	5.60%	12,320,000
Caroline	Collins	32.00	1.28%	2,816,000
Craig	Callan	26.00	1.04%	2,288,000
Greg	Fox	62.00	2.48%	5,456,000
Mike	Walker	26.00	1.04%	2,288,000
Brian	Hayes	26.00	1.04%	2,288,000
Dwayne	Hirsch	46.00	1.84%	4,048,000
Donna	Qvarnstrom	20.00	0.80%	1,760,000
High Five Capital		155.00	6.20%	13,640,000
Kara	Romano	50.00	2.00%	4,400,000
Mark	Broderick	50.00	2.00%	4,400,000
Emiley	Hayhurst	30.00	1.20%	2,640,000
Brian	Flieg	50.00	2.00%	4,400,000
Jeffrey (Puff)	Irvin	50.00	2.00%	4,400,000
Debbie	Daly	30.00	1.20%	2,640,000
Bert	Erpillo	20.00	0.80%	1,760,000
Mr. Rick	Calloway	10.00	0.40%	880,000
Dave Jr.	BuShea	30.00	1.20%	2,640,000
Jason	Emmett	10.00	0.40%	880,000
Charlie	Ball	10.00	0.40%	880,000
John	Anderson	10.00	0.40%	880,000
Reggie	Smith	10.00	0.40%	880,000
Wendy	Coya	30.00	1.20%	2,640,000
Jesse	Robles	50.00	2.00%	4,400,000
Robert	Morgantini	50.00	2.00%	4,400,000
Edward	Joachin	50.00	2.00%	4,400,000
Robert	Lucas	10.00	0.40%	880,000
Chad	Carroll	10.00	0.40%	880,000
Dana	Ste. Claire	10.00	0.40%	880,000
Nikole	Alvarez	10.00	0.40%	880,000
Jeff	Ripple	10.00	0.40%	880,000
Mark	Clements	10.00	0.40%	880,000
Scott	Burgard	10.00	0.40%	880,000
Kendall	Almerico	50.00	2.00%	4,400,000
Reg D Offering		222.50	8.90%	19,580,000
Reg CF Set Aside		123.50	4.94%	10,868,000
		2500.00	100.00%	220,000,000

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Schedule 3.3

Subsidiary

AIB RESTAURANT HOLDINGS, LLC d/b/a American Icon Brewery

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Schedule 3.4

Capitalization of the Company

First Name	Last Name	Total	%	OKMN Common Shares
Chris	Sellers	436.00	17.44%	38,368,000
Greg	Light	350.00	14.00%	30,800,000
John	Giarrante	175.00	7.00%	15,400,000
Carl	Berry	140.00	5.60%	12,320,000
Caroline	Collins	32.00	1.28%	2,816,000
Craig	Callan	26.00	1.04%	2,288,000
Greg	Fox	62.00	2.48%	5,456,000
Mike	Walker	26.00	1.04%	2,288,000
Brian	Hayes	26.00	1.04%	2,288,000
Dwayne	Hirsch	46.00	1.84%	4,048,000
Donna	Qvarnstrom	20.00	0.80%	1,760,000
High Five Capital		155.00	6.20%	13,640,000
Kara	Romano	50.00	2.00%	4,400,000
Mark	Broderick	50.00	2.00%	4,400,000
Emiley	Hayhurst	30.00	1.20%	2,640,000
Brian	Flieg	50.00	2.00%	4,400,000
Jeffrey (Puff)	Irvin	50.00	2.00%	4,400,000
Debbie	Daly	30.00	1.20%	2,640,000
Bert	Erpillo	20.00	0.80%	1,760,000
Mr. Rick	Calloway	10.00	0.40%	880,000
Dave Jr.	BuShea	30.00	1.20%	2,640,000
Jason	Emmett	10.00	0.40%	880,000
Charlie	Ball	10.00	0.40%	880,000
John	Anderson	10.00	0.40%	880,000
Reggie	Smith	10.00	0.40%	880,000
Wendy	Coya	30.00	1.20%	2,640,000
Jesse	Robles	50.00	2.00%	4,400,000
Robert	Morgantini	50.00	2.00%	4,400,000
Edward	Joachin	50.00	2.00%	4,400,000
Robert	Lucas	10.00	0.40%	880,000
Chad	Carroll	10.00	0.40%	880,000
Dana	Ste. Claire	10.00	0.40%	880,000
Nikole	Alvarez	10.00	0.40%	880,000
Jeff	Ripple	10.00	0.40%	880,000
Mark	Clements	10.00	0.40%	880,000
Scott	Burgard	10.00	0.40%	880,000
Kendall	Almerico	50.00	2.00%	4,400,000
Reg D Offering		222.50	8.90%	19,580,000
Reg CF Set Aside		123.50	4.94%	10,868,000
		2500.00	100.00%	220,000,000

37

Schedule 3.6

No Breach of Statute or Contract

(None)

38

Schedule 3.8

Absence of Undisclosed Liabilities

Bridge Funding extended by Chris Sellers for working capital from November 25, 2025 through the date hereof in the aggregate principal amount of $280,000, to be satisfied through the issuance of a convertible note as set forth in Section 2.3, bearing interest at 2% per annum

39

Schedule 3.9

Absence of Certain Changes

None

40

Schedule 3.10

Taxes

N/A

41

Schedule 3.11

Contract; Insurance

MOU for GBX re: 54 E. Main Street, Walla Walla, Washington

Promissory Notes

Lender	Amount	Terms
Irwin Kendall	$ 150,000.00	7% Interest Only
Linda Pevar	$ 150,000.00	7% Interest Only
Channel Partners	$ 250,000.00	Fixed Fee
Elease	$ 137,306.00	13% APR
Toast	$ 265,000.00	Fixed Fee
BevPoint	$ 15,000.00	NA
PHG Consulting	$ 250,861.83	NA

42

Schedule 3.12

Litigation

None

43

Schedule 3.14

Compliance

Company is not in violation of or default under any provision.

44

Schedule 3.16

Brokers or Finders

45

Schedule 3.17

Permits and Licenses

4COP

Licenses related to the business (AIB)

46

Schedule 3.18

Banking Arrangements

Bev-Point Group LLC Checking Account Wells Fargo xxx1738

47

Schedule 3.20

Employee Benefit Plans

None

48

Schedule 4.3

Subsidiary

Okmin Operations, LLC, organized on May 25, 2021 in the State of Kansas

Okmin Energy LLC, organized on November 21, 2021 in the State of Oklahoma

49

Schedule 4.4

Capitalization

See 10-Q - Quarterly report for quarter ending September 30, 2025 and Shareholder List provided by VStock Transfer dated December 11, 2025.

Convertible Notes

Convertible Note in the amount of $250,000 dated as of the Closing Date in favor of Jonathan Herzog convertible in shares of Acquiror Common Stock at a Conversion Price of $.04 per share.

Convertible Note in the amount of $280,000 dated as of the Closing Date in favor of Chris Sellers convertible in shares of Acquiror Common Stock at a Conversion Price of $.04 per share.

50

Schedule 4.6

No Breach of Statute or Contract

NONE

51

Schedule 4.11

Consents

None

52

Schedule 4.12

Litigation

NONE

53

Schedule 4.13

Undisclosed Liabilities

On the balance sheet

Line of Credit with American Express in the amount of $8,663.97 as of 12/11/25

American Express (other) $67,000

Capital One $11,518.17

Not on the balance sheet

Bridge Funding in the form of a short-term working capital loan extended by Jonathan Herzog from and after November 25, 2025 through the Closing Date in the amount of approximately $25,000

54

Schedule 4.14

Absence of Certain Changes

None

55

Schedule 4.15

Taxes

All Tax Returns shall be completed and filed through June 30, 2025 prior to Closing. Seller shall provide Company with copies of all filed tax returns, together with proof of filing and payment of all taxes due, at least five (5) business days prior to Closing.

56

Schedule 4.16

Contracts; Insurance

Okmin has a month-to-month lease with Regus for office space (between $150 - $200/month)

Blackrock Energy, LLC. Okmin exchanged its 50% working interest in the oil and gas leases known as the Blackrock Joint Venture for $25,000 cash and an additional 45% interest in the Pushmataha Gas Field. The additional interest in Pushmataha will increase Okmin’s ownership of the project from 50% to 95%. The $25,000 has not been paid and remains owing to Okmin. Seller represents and warrants that this receivable is valid, enforceable, and collectible, and that Blackrock Energy, LLC has not disputed the obligation.

Interest in the Vitt Lease (oil) in Kansas

See also Acquiror’s Disclosure Letter dated January 26, 2026

57

Schedule 4.19

Compliance

N/A

58

.

Schedule 4.21

Accounts and Notes Receivable

$25,000 from Blackrock Energy with respect to sale of 50% interest in Blackrock Joint Venture

See also Acquiror’s Disclosure Letter dated January 26, 2026

59

Schedule 4.22

Permits and Licenses

See Acquiror’s Disclosure Letter dated January 26, 2026

60

Schedule 4.23

Banking Arrangements

Okmin maintains a Money Market account and an account for itself and each subsidiary at California Bank of Commerce.

Okmin has credit facilities as outlined with American Express and Capital One.

61

Schedule 4.25

Employee Benefit Plans

None

62